CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm,” and “Financial Statements” and to the use of our report dated February 22, 2008 on the 2007 financial statements of the COUNTRY VP Growth Fund and COUNTRY VP Bond Fund, each a series of the COUNTRY Mutual Funds Trust (the “Trust”), in the Registration Statement (Form N-1A) of the Trust and its incorporation by reference in the related Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 22 to the Registration Statement under the Securities Act of 1933 (File No. 333-68270).

/s/ ERNST & YOUNG LLP

Chicago, Illinois
April 25, 2008